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                                                                    EXHIBIT 99.1



                                  RISK FACTORS

AUTOMOBILE MANUFACTURERS EXERCISE SIGNIFICANT CONTROL OVER OUR OPERATIONS AND WE DEPEND ON THEM IN ORDER TO OPERATE OUR BUSINESS.

         Each of our dealerships operates pursuant to a franchise agreement with an automobile manufacturer or manufacturer-authorized distributor. We are dependent on our relationships with these automobile manufacturers because, without a franchise agreement, we cannot obtain new vehicles from a manufacturer. A large number of our vehicles are manufactured by BMW, DaimlerChrysler, Ford, General Motors, Honda, Toyota and Nissan. A significant decline in the sale of new vehicles manufactured by these manufacturers, or the loss or deterioration of our relationships with one or more of these manufacturers, could have a material adverse effect on our revenues and profitability.

         Our franchise agreements may be terminated or not renewed by the automobile manufacturers for a variety of reasons, including any unapproved change of ownership or management and other material breaches of the franchise agreements. We have from time to time been in non-compliance with certain provisions of certain of our franchise agreements. Although we believe that we will be able to renew at expiration all of our existing franchise agreements, there can be no assurance that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us. Any termination or non-renewal of our significant franchise agreements could have a material adverse effect on our results of operations. In addition, actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of renewals of franchise agreements or otherwise could also have a material adverse effect on our results of operations.

         Manufacturers exercise a great degree of control over the operations of our dealerships. For example, we depend on manufacturers to provide us with a desirable mix of popular new vehicles, which produce the highest profit margins and tend to be the most difficult to obtain from manufacturers. Manufacturers generally allocate their vehicles among dealerships based on the sales history of each dealership. If we cannot obtain sufficient quantities of the most popular models, our profitability may be adversely affected. Sales of less profitable models may reduce our profit margins.

         Our dealerships also depend on the manufacturers for sales incentives, warranties and other programs that are intended to promote and support new vehicle sales by our dealerships. Some of these programs include customer rebates on new vehicles, dealer incentives on new vehicles, special financing or leasing terms, warranties on new and used vehicles and sponsorship of used vehicle sales by authorized new vehicle dealers. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a manufacturer's incentive programs could materially adversely affect our profitability.

         Our franchise agreements do not give us the exclusive right to sell a manufacturer's product within a given geographic area. Accordingly, a manufacturer may, subject to any protection of state law, grant another dealer a franchise to start a new dealership near one of our locations, or an existing dealer may move its dealership to a location which would compete directly with us. The location of new dealerships near our existing dealerships could adversely affect our operations.

ADVERSE CONDITIONS AFFECTING ONE OR MORE AUTOMOBILE MANUFACTURERS MAY NEGATIVELY IMPACT OUR PROFITABILITY.

         Our success depends on the overall success of the line of vehicles that each of our dealerships sells. As a result, our success depends to a great extent on the automobile manufacturers' financial condition, marketing, vehicle design, production capabilities, management and labor relations. Although we have attempted to lessen our dependence on any one manufacturer by establishing relationships with a number of different foreign and domestic automobile manufacturers, events such as labor strikes that may adversely affect a manufacturer may also adversely affect us. In particular, labor strikes that continue for a substantial period of time could have a material adverse effect on our business. Similarly, the delivery of vehicles from manufacturers at a time later than scheduled, which may occur particularly during periods of new product introductions, can lead to reduced sales during such periods.


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This has been experienced at certain of our dealerships from time to time. In addition, any event that causes adverse publicity involving one or more automobile manufacturers may have an adverse effect on us regardless of whether such event involves any of our dealerships.

WE DEPEND ON ACQUISITIONS FOR GROWTH.

         Growth in our revenues and earnings depends substantially on our ability to acquire and successfully operate dealerships. We cannot guarantee that we will be able to identify and acquire dealerships in the future. Moreover, acquisitions involve a number of risks, including diversion of our resources and our management's attention, our possible inability to retain key personnel of the acquired dealership and unanticipated events or liabilities. In addition, managing and integrating additional dealerships into our existing mix of dealerships may result in substantial costs, delays or other operational or financial problems. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the integration of acquired entities and the rapid expansion of operations could inhibit our growth and have a material adverse effect on our business, financial condition and results of operations.

         Although we conduct what we believe to be a prudent level of investigation regarding the operating condition of the businesses we purchase in light of the circumstances of each transaction, acquired entities may subject us to unforeseen liabilities which we are unable to detect prior to completing the acquisition or liabilities which turn out to be greater than those we had expected. Until we assume operating control of acquired entities, we may not be able to ascertain the actual value of the acquired entity.

         There can be no assurance that we will identify acquisition candidates that would result in the most successful combinations or that we will be able to consummate acquisitions on acceptable terms. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions. In particular, the competition among potential acquirers has resulted in higher prices being paid for attractive targets and could result in fewer acquisition opportunities available to us. Further, covenants contained in our debt instruments may limit our ability to acquire additional dealerships.

         Our future growth via acquisition of automobile dealerships will depend on our ability to obtain the requisite manufacturer approvals. We must obtain the consent of a manufacturer prior to the acquisition of any of its dealership franchises. Obtaining the consent of a manufacturer for the acquisition of a dealership could take a significant amount of time or be rejected entirely. Alternatively, in connection with acquisitions by us, one or more manufacturers may seek to impose certain conditions on us in connection with their approval of an acquisition. If the conditions are not satisfied, we may be precluded from acquiring, either directly or through acquisitions, additional franchises. In addition, factors outside our control may cause a manufacturer to reject our application to make acquisitions. In determining whether to approve an acquisition, manufacturers may consider many factors, including the moral character and business experience of the dealership principals and the financial condition, ownership structure and customer satisfaction index scores of our dealerships. In addition, manufacturers limit the total number of their dealerships that we may own nationally or in a particular geographic area. We cannot assure you that our growth strategy will be unaffected by these limits.

WE MAY NOT BE ABLE TO SATISFY OUR CAPITAL REQUIREMENTS

         We require substantial capital in order to acquire automobile dealerships. Such capital might be raised through public or private financing, including through the issuance of our equity securities as partial consideration for acquisitions, as well as borrowings and other sources. Other than our senior credit facility, we do not have any commitments or immediate plans with respect to acquisition financing. There can be no assurance that additional or sufficient financing will be available, or, if available, that it will be available on acceptable terms. Moreover, we may be impeded by certain automobile manufacturers from accessing the public equity markets. If additional funds are raised by issuing our equity securities, dilution to then existing stockholders may result. In addition, a decline in



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the market price of our common stock for any reason, including, without limitation, a perception that sales of substantial amounts of common stock which are not then publicly registered could occur, may increase the amount of cash required by us to finance acquisitions. If adequate funds are not available, we may be required to significantly curtail our acquisition program.

         We depend to a significant extent on our ability to finance the purchase of inventory, which in the automotive retail industry involves significant sums of money in the form of floor plan financing. Substantially all the assets of our dealerships are pledged to secure floor plan financing. This may impede our ability to borrow from other sources. Most of our floor plan lenders, such as Chrysler Financial Corporation, are associated with manufacturers with whom we have franchise agreements. Consequently, deterioration of our relationship with a manufacturer could adversely affect our relationship with the affiliated floor plan lender and vice versa.

OUR FAILURE TO MEET A MANUFACTURER'S CONSUMER SATISFACTION REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE NEW DEALERSHIPS AND OUR PROFITABILITY.

         Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from manufacturer to manufacturer but which are generally known as customer satisfaction indices, or "CSI." These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. The components of CSI have been modified by various manufacturers from time to time in the past, and there can be no assurance that these components will not be further modified or replaced by different systems in the future. To date, we have not been materially adversely affected by these standards and have not been denied approval of any acquisition based on low CSI scores, although certain of our dealerships have had difficulty from time to time meeting their manufacturers' CSI standards. However, there can be no assurance that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines that our dealerships do not comply with the manufacturer's CSI standards. This could materially adversely affect our acquisition strategy. In addition, because we receive payments from the manufacturers based in part on CSI scores, our ability to receive these payments could be materially adversely affected if our CSI scores declined.

AUTOMOBILE MANUFACTURERS IMPOSE LIMITS ON OUR ABILITY TO ISSUE ADDITIONAL EQUITY AND ON THE OWNERSHIP OF OUR COMMON STOCK BY THIRD PARTIES.

         A number of manufacturers impose restrictions on the sale and transfer of our common stock. The most prohibitive restrictions, provide that, under certain circumstances, we may be forced to sell or surrender franchises if a competitor automobile manufacturer acquires a 5% ownership interest in us if the manufacturer objects to such acquisition within 60 days. Similarly, several manufacturers have the right to approve the acquisition by a third party of 15% or 20% or more of our voting equity and a number of manufacturers, including Toyota, Honda, Chrysler, Ford, General Motors, and Nissan continue to prohibit changes in ownership that may affect control of our company.

         Actions by our stockholders or prospective stockholders which would violate any of the above restrictions are generally outside our control. If we are unable to renegotiate such restrictions, we may be forced to terminate or sell one or more franchises, which could have a material adverse effect on us. This may also inhibit our ability to acquire dealership groups. Such restrictions also may prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock. These restrictions also may impede our ability to raise required capital or to issue our stock as consideration for future acquisitions.

OUR BUSINESS IS SUSCEPTIBLE TO ADVERSE ECONOMIC CONDITIONS.

         Unit sales of motor vehicles, particularly new vehicles, historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience similar periods of decline and recession as the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, interest rates and credit availability. Changes in interest rates could significantly impact our car sales because a significant



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portion of car buyers finance their purchases. The automotive retailing industry may experience sustained periods of decline in vehicle sales in the future and any such decline would have a material adverse effect on our business.

         In addition, local economic, competitive and other conditions affect the performance of our dealerships. Our results of operations depend substantially on general economic conditions and spending habits in those regions of the United States where we maintain most of our operations.

WE FACE SIGNIFICANT COMPETITION.

         The automotive retailing industry is highly competitive. Depending on the geographic market, we compete with:

         - franchised automobile dealerships selling the same or similar makes of new and used vehicles we offer in our markets and sometimes at lower prices than us;

         -    other franchised dealerships;

         -    private market buyers and sellers of used vehicles;

         - Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

         -    service center chain stores; and

         -    independent service and repair shops.

         We also compete with regional and national car rental companies which sell their used rental cars. In addition, automobile manufacturers may directly enter the retail market in the future, which could have a material adverse effect on us. As we seek to acquire dealerships in new markets, we may face significant competition as we strive to gain market share. Some of our competitors have greater financial, marketing and personnel resources than us and lower overhead and sales costs. We do not have any cost advantage in purchasing new vehicles from the automobile manufacturers and typically rely on advertising, merchandising, sales expertise, service reputation and dealership location in order to sell new vehicles.

         In addition to competition for vehicle sales, our dealerships compete against franchised dealers to perform warranty repairs and against other automobile dealers, franchised and independent service center chains and independent garages for non-warranty repair and routine maintenance business. The dealerships compete with other automobile dealers, service stores and auto parts retailers in their parts operations. We believe that the principal competitive factors in parts and service sales are price, the use of factory-approved replacement parts, the familiarity with a manufacturer's brands and models and the quality of customer service. A number of regional or national chains offer selected parts and services at prices that may be lower than the dealerships prices. We also compete with a broad range of financial institutions in arranging or providing financing for our customers' vehicle purchases.

         In addition, some automobile manufacturers have begun to acquire automobile dealerships or may do so in the future. Our revenue and profitability could be materially adversely affected by the efforts of manufacturers to enter the retail arena.

THE USE OF THE INTERNET IN THE AUTOMOBILE PURCHASING PROCESS COULD MATERIALLY AFFECT US.

         The Internet is becoming a significant part of the sales process in our industry. We believe that customers are using the Internet as part of the sales process to compare pricing for cars and related finance and insurance services, which may reduce gross profit margins for new and used cars and profits for related finance and insurance services. Certain websites offer vehicles for sale over the Internet without the benefit of having a dealership franchise, although they must currently source their vehicles from a franchised dealer. If Internet new vehicle sales



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are allowed to be conducted without the involvement of franchised dealers, or if dealerships are able to effectively use the web to sell outside of their markets, our business could be materially adversely affected. We would also be materially adversely affected to the extent that website companies acquire dealerships or ally themselves with dealerships.

AUTOMOTIVE RETAILING IS A MATURE INDUSTRY WITH LIMITED GROWTH POTENTIAL IN NEW VEHICLE SALES.

         The U.S. automotive retailing industry is considered a mature industry in which minimal growth in unit sales of new vehicles is expected. Accordingly, growth in our revenues and earnings will depend significantly on our ability to acquire and consolidate profitable dealerships, grow our higher-margin businesses and expand our automobile financing business.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We believe that our success depends to a significant extent upon the efforts and abilities of our executive management and key employees. Our business is also dependent upon our ability to continue to attract and retain qualified personnel, such as managers, as well as retaining executive management in connection with acquisitions. We generally have not entered into employment agreements with our key personnel and we cannot guarantee that any individual will continue in his or her present capacity with us for any particular period of time. The loss of the services of one or more members of our senior management team could have a material adverse effect on us. We do not have key man insurance for any of our executive officers or key personnel. In addition, the loss of any of our key employees or the failure to attract qualified managers could have a material adverse effect on our business.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONALITY AND OTHER FACTORS.

         The automobile industry experiences seasonable variations in revenue. Demand for automobiles is generally lower during the winter months than in other seasons, particularly in regions of the United States associated with harsh winters. A higher amount of vehicle sales generally occurs in the second and third fiscal quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Our dealerships located in the northeastern states are affected by seasonality more than our dealerships in other regions.

OUR BUSINESS DEPENDS IN PART ON THE AVAILABILITY OF IMPORTED PRODUCTS.

         A significant portion of our new vehicle business involves the sale of vehicles, vehicle parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to customary risks associated with imported merchandise, including fluctuations in the value of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and economic conditions in foreign countries.

         The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs on imported merchandise. Any of those impositions or adjustments could materially affect our operations and our ability to purchase imported vehicles and parts, which could have a material adverse effect on our business.

WE ARE SUBJECT TO SUBSTANTIAL REGULATION.

         A number of regulations affect our business of marketing, selling, financing and servicing automobiles. We also are subject to laws and regulations relating to business corporations generally.

         Under the laws of states in which we currently operate or into which we may expand, we typically must obtain a license in order to establish, operate or relocate a dealership or operate an automotive repair service. These laws also regulate our conduct of business, including our advertising and sales practices.



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         Our operations are also subject to certain consumer protection laws known as "Lemon Laws." These laws typically require a manufacturer or dealer to replace a new vehicle or accept it for a full refund within one year after initial purchase if the vehicle does not conform to the manufacturer's express warranties and the dealer or manufacturer, after a reasonable number of attempts, is unable to correct or repair the defect. Federal laws require certain written disclosures to be provided on new vehicles, including mileage and pricing information.

         The imported automobiles purchased by us are subject to United States customs duties and, in the ordinary course of our business, we may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges.

         Our financing activities with customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, usury laws and other installment sales laws. Some states regulate finance fees that may be paid as a result of vehicle sales.

         We believe that we comply in all material respects with the laws affecting our business. Possible penalties for violation of any of these laws include revocation of our licenses and fines. In addition, many laws may give customers a private cause of action.

WE ARE SUBJECT TO FEDERAL, STATE AND LOCAL ENVIRONMENTAL REGULATIONS.

         We are subject to federal, state and local environmental regulations, including regulations governing air and water quality, the clean-up of contaminated property and the storage and disposal of gasoline, oil and other materials. As with automobile dealerships generally, and service, parts and body shop operations in particular, our business involves the use, storage, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes and other environmentally sensitive materials. Our business also involves the past and current operation and/or removal of aboveground and underground storage tanks containing such substances or wastes. Accordingly, we are subject to regulation by federal, state and local authorities which establish health and environmental quality standards, provide for liability related to those standards, and in certain circumstances provide penalties for violations of those standards. We are also subject to laws, ordinances and regulations governing redemption of contamination at facilities we operate or to which we send hazardous or toxic substances or wastes for treatment, recycling or disposal.

         We believe that we do not have any material environmental liabilities and that compliance with environmental laws and regulations will not, individually or in the aggregate, have a material adverse effect on our results of operations or financial conditions. However, soil and groundwater contamination is known to exist at certain properties used by us. Further, environmental laws and regulations are complex and subject to frequent change. In addition, in connection with our acquisitions, it is possible that we will assume or become subject to new or unforeseen environmental costs or liabilities, some of which may be material. We cannot assure you that compliance with current or amended, or new or more stringent, laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional expenditures by us, or that such expenditures will not be material.

PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL INFLUENCE OVER US AND MAY MAKE DECISIONS WITH WHICH YOU DISAGREE.

         Based on statements filed with the Securities and Exchange Commission, pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, Penske Corporation, Penske Capital Partners, L.L.C., The Bank of
Nova Scotia, Aeneas Venture Corporation, and AIF II, L.P., an affiliate of Apollo Advisors, L.P., beneficially owned 64.93% of our outstanding common stock, respectively, as of September 7, 2000. In addition, these entities have entered into a shareholders agreement in which they have agreed to elect five affiliates of Penske Capital Partners to our board of directors. As a result, such persons have the ability to control us and direct our affairs and business.



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         This concentration of ownership, as well as certain provisions of our franchise agreements, our certificate of incorporation and the Delaware General Corporation Law, could have the effect of delaying or preventing a change in control of us. These provisions include the stock ownership limits imposed by various manufacturers, the classified structure of our board of directors, our ability to issue "blank check" preferred stock and the "interested stockholder" provisions of Section 203 of Delaware law. In addition, the concentration of ownership and such provisions may materially adversely affect the ability of stockholders to realize a premium on the sale of their shares of common stock in a takeover of us.

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS OUTSTANDING.

         We are highly leveraged. As of September 30, 2000 we had approximately $936.5 million of indebtedness outstanding (including floor plan financing), and our debt instruments permit us to incur additional debt in the future. Our ability to meet our debt service obligations depends on our future performance, which will be impacted by general economic conditions and by financial, business and other factors, many of which are beyond our control. If we are unable to service our debt, we may have to delay or cancel acquisitions, sell equity securities, sell assets or restructure or refinance our indebtedness. We cannot assure you that, if we are unable to service our debt, we will be able to sell our equity securities, sell our assets or restructure or refinance our debt.

         Our substantial debt could have important consequences to you. For example, it could:

         - make it more difficult for us to obtain additional financing in the future for our acquisitions and operations,

         - require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt,

         - limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties and paying dividends,

         - subject us to the risks that interest rates and our interest expense will increase,

         - place us at a competitive disadvantage compared to our competitors that have less debt and

         - make us more vulnerable in the event of a downturn in our business.

         In addition, an event of default under our principal credit facility would occur to the extent that Penske Capital Partners does not control a specific percentage of our common stock.

WE MAY BE INVOLVED IN LEGAL PROCEEDINGS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We will generally continue to be involved in legal proceedings in the ordinary course of business. A significant judgment against us, the loss of a significant license or permit or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects.

THE PRICE OF OUR STOCK IS SUBJECT TO SUBSTANTIAL FLUCTUATION.

         The public market for our common stock has experienced significant price fluctuations. Factors such as fluctuations in results of operations, conditions specific to the automobile retail industry, conditions in securities markets in general and recommendations by securities analysts may cause the market price of our common stock to fluctuate, perhaps substantially.

         In addition, in recent years the stock market has experienced significant price and volume fluctuations which, although often unrelated to our operating performance, have had a substantial effect on the market price of



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our common stock. Significant fluctuation in the price of common stock have in recent years often led to class action lawsuits brought against companies. If any such lawsuits were brought against our company, the lawsuit could require large expenditures by our company for defending against the suit, divert management's attention from running our business, harm our company's reputation and otherwise have a material adverse effect on our business.

WE ARE A HOLDING COMPANY AND AS A RESULT RELY ON THE RECEIPT OF PAYMENTS FROM OUR SUBSIDIARIES IN ORDER TO SERVICE OUR INDEBTEDNESS.

         We are a holding company and our principal assets consist of the shares of capital stock of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends and other payments, including payments of management fees and pursuant to tax sharing arrangements, from our subsidiaries to fund our obligations and meet our cash needs. Our expenses include salaries of our executive officers, insurance, professional fees and payment of certain indebtedness that may be outstanding from time to time. Most of our subsidiaries are subject to restrictions on the payment of dividends pursuant to their franchise agreements and floor plan agreements. Such restrictions limit our ability to apply profits generated from one subsidiary for use in other subsidiaries.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

         We have not historically paid dividends on our outstanding common stock and do not anticipate paying any dividends on our common stock for the foreseeable future. We expect that most of our cash flow will continue to be used to service our debt obligations and to finance our operations for the foreseeable future.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         Our reports filed with the SEC include, and public statements by our directors, officers and other employees may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "continue" or variations of such terms, or the use of such terms in the negative. Forward-looking statements include statements regarding our plans, beliefs or current expectations, including statements with respect to

         -    our future financial performance;

         -    future acquisitions;

         -    future capital expenditures;

         - trends affecting our future financial condition or results of operations; and

         -    our business strategy.

         Forward-looking statements involve known and unknown risks and uncertainties and are not assurances of future performance. Actual results may differ materially from anticipated results due to a variety of factors, including the factors identified in this report under "Risk Factors" and additional risk factors identified from time to time in our periodic reports filed with the SEC. We urge you to carefully consider these risk factors in evaluating all forward-looking statements regarding our business. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.





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